Exhibit 99.1

Investors and Media:

Shantanu Agrawal (630) 824-1907

Investorrelations@suncoke.com

SUNCOKE ENERGY, INC. ANNOUNCES

BOARD REFRESHMENT AND SUCCESSION ACTIONS:

Appointment of Arthur F. Anton to the Board of Directors

Retirement of Peter B. Hamilton as a Director

Martha Z. Carnes to Stand for Re-Election at the 2020 Annual Meeting

LISLE, Ill. (March 17, 2020) – As part of its ongoing process of director succession and refreshment, to ensure an optimal mix of skills, experience and tenure on its Board of Directors (the “Board”) SunCoke Energy, Inc. (NYSE: SXC) (the “Company” or “SunCoke”) today announced that Arthur (Art) F. Anton has been appointed to the Company’s Board, effective immediately.

“We are very pleased to welcome Art Anton to our Board as a new independent director,” said Mike Rippey, President and Chief Executive Officer of SunCoke Energy, Inc. “Art brings strong operational, financial and leadership expertise, along with significant experience in the steel industry. His substantial experience in manufacturing operations, business development, finance and planning will add to the Board’s expertise and should prove very beneficial going forward.”

During the course of his career, Mr. Anton has served in various senior roles at The Swagelok Company, a large fluid systems technology company, most recently as Chairman of the board from September 2017 to December 2019, and as Chief Executive Officer from 2004 to 2017. Before joining Swagelok in 2001, Mr. Anton was a Partner at the accounting and consulting firm of Ernst & Young LLP, where he consulted with companies in manufacturing, energy, service, and other industries. Mr. Anton currently serves as a director on the boards of the following companies: Olympic Steel, a leading U.S. metals service center, where he is the Lead Independent Director and a member of both the Audit and Compliance Committee, and the Compensation Committee; The Sherwin-Williams Company, a major paint coatings manufacturer, where he serves as Chair of the Audit Committee; and Diebold Nixdorf, Incorporated, a leading manufacturer of automated teller, calculating, and accounting machinery, where he serves as Chair of the Finance Committee and is a member of the Audit Committee. Mr. Anton also serves as Chairman of University Hospitals Health System in the Cleveland, Ohio area.

“I am very happy to be joining the Board of SunCoke at this exciting and challenging stage of the Company’s development,” said Mr. Anton. “I look forward to working with Mike and the Board to help SunCoke create value-enhancing opportunities for our all of shareholders.”

The Company also announced today that Peter B. Hamilton, 73, has decided to retire from service on the Board of the Company, and will not stand for re-election as a director at the Company’s 2020 annual meeting of shareholders. Mr. Hamilton has been a Board member since June 2011 and, at different times during his tenure, he has served as Chair of the Board’s Compensation Committee, as well as being a member of the Board’s Audit Committee and Governance Committee.

“SunCoke’s shareholders, board of directors and management have benefited greatly from Peter’s depth of knowledge and experience,” said Rippey. “We deeply appreciate his numerous contributions to the organization over his many years of service.”

The Board will nominate Martha Z. Carnes to stand for re-election as a director at the 2020 Annual Meeting to fill the vacancy created by Mr. Hamilton’s retirement. Ms. Carnes was appointed to the Board on December 5, 2019. With the recent additions of Mr. Anton and Ms. Carnes to the Board, the Company continues to execute a successful Board refreshment process.

ABOUT SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia and Brazil. We have more than 55 years of cokemaking experience serving the integrated steel industry. In addition, we provide export and domestic material handling services to coke, coal, steel, power and other bulk and liquids customers. Our logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., please visit our website at www.suncoke.com.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SunCoke, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SunCoke; and changes in tax, environmental and other laws and regulations applicable to SunCoke’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SunCoke management, and upon assumptions by SunCoke concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SunCoke does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For information concerning these factors, see SunCoke’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SunCoke’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward- looking statements.

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